Exhibit 12.1


QCR Holdings, Inc.

Calculation of earnings to fixed charges

                                                               Dec-02   Jun-02   Jun-01   Jun-00   Jun-99   Jun-98   Jun-97   Jun-96
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
Earnings before income taxes ...............................    4,879    4,277    3,556    4,426    4,079    4,071    1,384      683
Add: preferred dividends on a pretax basis .................       --       --       --       --       --       --       --       --
Add: fixed charges .........................................    6,713   13,389   16,979   13,552   11,269    8,437    4,997    3,495
                                                               ---------------------------------------------------------------------

Earnings including interest expense on deposits (1) ........   11,592   17,666   20,535   17,978   15,348   12,508    6,381    4,178
Less: interest expense on deposits .........................    4,151    8,895   13,022   10,125    9,010    6,971    4,358    3,350
                                                               ---------------------------------------------------------------------

Earnings excluding interest expense on deposits (2) ........    7,441    8,772    7,512    7,853    6,338    5,537    2,023      828

Fixed charges:
   Interest expense on deposits ............................    4,151    8,895   13,022   10,125    9,010    6,971    4,358    3,350
   Interest expense on borrowings ..........................    2,332    3,976    3,590    3,163    2,017    1,371      635      137
   Portion of rents representative of interest factor ......      230      519      367      264      242       95        4        8
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Fixed charges including interest expense on deposits (3) ...    6,713   13,389   16,979   13,552   11,269    8,437    4,997    3,495
Less interest expense on deposits ..........................    4,151    8,895   13,022   10,125    9,010    6,971    4,358    3,350
                                                               ---------------------------------------------------------------------
Fixed charges excluding interest expense on deposits (4) ...    2,562    4,494    3,957    3,427    2,259    1,466      639      145
                                                               =====================================================================

Rents ......................................................      431      796      615      451      430      176       10       20
Portion of rents representative of interest factor .........      230      519      367      264      242       95        4        8

Ratio of earnings to fixed charges and preferred stock
   dividends:
   Excluding interest expense on deposits ( (2)/(4) ) ......     2.90     1.95     1.90     2.29     2.81     3.78     3.17     5.71
   Including interest expense on deposits ( (1)/(3) ) ......     1.73     1.32     1.21     1.33     1.36     1.48     1.28     1.20

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